Exhibit 10.8
CENTEX CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2008

CENTEX CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2008

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CENTEX CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
Amended and Restated Effective January 1, 2008
ARTICLE I.
NATURE OF PLAN
     Centex Corporation (the “Company”) established the Centex Corporation Executive Deferred Compensation Plan (the “Plan”), effective as of April 1, 2003, for the benefit of certain of its Eligible Employees. The Plan was last amended and restated effective April 1, 2006. The Company is amending and restating the Plan effective January 1, 2008 for purposes of complying with Section 409A of the Code.
     The purpose of the Plan is to provide non-qualified Deferred Cash Compensation Awards to Eligible Employees. The Plan is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
     The portion of each Participant’s Account under the Plan as of December 31, 2004 that was earned and vested as of that date shall be segregated into a separate account under the Plan to be known as the Grandfathered Account. The Grandfathered Account will be adjusted for any earnings or losses on amounts credited to such account. The Grandfathered Accounts shall be subject to the terms and conditions of the Plan as in effect on December 31, 2007 (the “Superseded Plan”). Notwithstanding any provision of this Plan to the contrary, the Grandfathered Accounts shall not subject to the terms and conditions of this amended and restated Plan.
     NOW, THEREFORE, the Company hereby authorizes the amendment and restatement of the Plan, effective January 1, 2008, to read as follows:
ARTICLE II.
DEFINITIONS AND CONSTRUCTION
     2.1 Definitions. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
          “Account” means an account established on the books of the Employer for the purpose of recording amounts credited on behalf of a Participant and any income, expenses, gains or losses included thereon as described in Article V, and does not include any Grandfathered Account. Separate subaccounts within a Participant’s Account may be established for purposes of accounting for varying vesting, payment and other provisions applicable to the Participant’s Deferred Cash Compensation Awards.
          “Beneficiary” means the person or persons entitled under Section 6.3 to receive benefits under the Plan upon the death of a Participant.
          “Board” means the Board of Directors of the Company.
          “Change in Control” means, unless otherwise defined by the independent Compensation Committee of the Board, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), whether or not the Company is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:
          (i) a third person, including a “Group” as defined in Section 13(d)(3) of the Act, becomes the beneficial owner of Company common stock, par value $0.25 per share, having 50% or more of total number of votes that may be cast for the election of Directors; or
          (ii) as a result of, or in connection with, a contested election for Director, persons who were Directors immediately before such election shall cease to constitute a majority of the Board;
provided, however, that as to any Account under this Plan that is subject to Code Section 409A, no “Change in Control” shall be deemed to have occurred unless such event constitutes an event specified in Code Section 409A(a)(2)(A)(v) and the Treasury Regulations and other guidance thereunder.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Code Section 409A” means Section 409A of the Code and all applicable regulations and other guidance issued under or related to Section 409A of the Code.
          “Committee” means the Compensation Committee of the Board.
          “Company” means Centex Corporation, a Nevada corporation, or any successor thereto which shall adopt this Plan.
          “Deferral Election Form” means an election, in the form and subject to the conditions prescribed by the Committee, pursuant to which a Participant elects the time and form of distribution of his Account under the Plan.
          “Deferred Cash Compensation” means deferred cash compensation granted to an Eligible Employee as a bonus following the conclusion of a fiscal year pursuant to Article IV.
          “Deferred Cash Compensation Award” means an award of Deferred Cash Compensation.

          “Deferred Compensation Agreement” means an agreement between the Company and an Eligible Employee, in the form and subject to the conditions prescribed by the Committee, pursuant to which an Eligible Employee is granted a Deferred Cash Compensation Award from the Company, and which specifies:
          (1) that the Eligible Employee agrees to participate in this Plan in accordance with its provisions; and
          (2) that this Plan is incorporated by reference and the Deferred Compensation Agreement shall be subject to this Plan in all respects.
          “Director” means an individual who is a member of the Board.
          “Disability” means a disability which entitles a Participant to benefits under the Employer’s long-term disability insurance plan or program, provided that with respect to Awards that are subject to Code Section 409A, the Participant also must meet one of the following conditions:
          (1) the Participant is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or
          (2) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employing Company.
          “Eligible Employee” means (1) prior to January 1, 2004, an Employee of the Employer who has executed a Deferred Compensation Agreement before January 1, 2004, and (2) after December 31, 2003, an Employee who is an officer or key Employee of the Employer.
          “Employee” means any employee of the Employer.
          “Employee Director” means an individual (1) who is both a member of the Board and an Employee of the Company at the time of the grant of the Deferred Cash Compensation Award or (2) who was both a member of the Board and an Employee of the Company, but whose date of Retirement is before the Deferred Cash Compensation Award is granted, but who qualifies for such award in accordance with an incentive compensation plan of the Company.
          “Employer” means the Company and any Related Employer.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

          “Full Time Employee” means a person actively and regularly engaged in work at least 40 hours a week.
          “Grandfathered Account” is defined in the third paragraph of Article I.
          “Maximum Deferral Date” means December 31st of the 7th year after the year in which a Deferred Cash Compensation Award is granted to a Participant.
          “Participant” means any Eligible Employee who participates in the Plan in accordance with Article III and Article IV.
          “Plan” means the Centex Corporation Executive Deferred Compensation Plan, as set forth herein and as may be amended from time to time.
          “Plan Year” means the 12-consecutive month period beginning January 1 and ending December 31.
          “Related Employer” means any employer other than the Company named herein, if the Company and such other employer are members of a controlled group of corporations (as defined in Section 414(b) of the Code) or an affiliated service group (as defined in Section 414(m)), or are trades or businesses (whether or not incorporated) which are under common control (as defined in Section 414(c)), or such other employer is required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o). Related Employer shall also include any joint venture in which the Company or a subsidiary of the Company is a partner, if the Company or a subsidiary of the Company manages such joint venture, and any Affiliated Business Arrangement. For purposes of this definition of Related Employer, an “Affiliated Business Arrangement” means any entity in which either CTX Mortgage Ventures, LLC, a Delaware limited liability company, or a subsidiary of the Company owns an interest and in which a non-Company owned entity also owns an interest, and may take the form of a limited partnership, a limited liability limited partnership, a limited liability company or such other ownership and management structure as CTX Mortgage Ventures, LLC or a subsidiary of the Company, as applicable, may deem appropriate. In addition, predecessors to the Company and its subsidiaries are Related Employers.
          “Retirement” means the Participant’s voluntary termination of employment from the Employer and, where the context indicates, will include Vested Retirement with respect to Deferred Cash Compensation Awards granted prior to April 1, 2006.
          “Separation from Service” means a termination of services provided by a Participant to his or her Employer (as defined below), whether voluntarily or involuntarily, as determined by the Committee in accordance with Treasury Regulation § 1.409A-1(h).  In determining whether a Participant has incurred a Separation from Service, the following provisions shall apply:
          (1) Except as otherwise provided in this definition, a Separation from Service will occur when the Participant has experienced a termination of employment with the Employer.  A Participant will be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 33 1/3 percent of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months).
            If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer will be treated as continuing, provided that the period of the leave of absence does not exceed 6 months, or if longer, so long as the Participant has a right to reemployment with the Employer under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not have a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period.  In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
            (2)        For a Participant who provides services to an Employer both as an employee and as an independent contractor, a Separation from Service generally will not occur until the Participant has ceased providing services for the Employer both as an employee and as an independent contractor. Except as otherwise provided herein, in the case of an independent contractor a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Employer, provided that the expiration of such contract or contracts is determined by the Company to constitute a good-faith and complete termination of the contractual relationship between the Participant and the Employer.  If a Participant ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for the Employer in both capacities, as determined in accordance with the applicable provisions set forth in subparagraphs (1) and (2) of this definition.
          Notwithstanding the foregoing provisions in this subparagraph, if a Participant provides services for an Employer as both an employee and as a member of the board of directors of an Employer, to the extent permitted by Treasury Regulation § 1.409A-1(h)(5), the services provided by the Participant as a director will not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee.
          (3) In addition, notwithstanding the provisions of this definition, where as part of a sale or other disposition of substantial assets by an Employer to an unrelated buyer, a Participant would otherwise experience a Separation from Service as defined above, the Employer and the buyer shall retain the discretion to specify, and may specify, that a Participant performing services for an Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction shall not experience a Separation from Service for purposes of this Plan and the Participant shall be bound by same, provided that such transaction and the specification meet the requirements of Code Section 409A.
          (4) For purposes of this definition, “Employer” means:
               (i) The entity for whom the Participant performs services and with respect to which the legally binding right to a Deferred Cash Compensation Award arises; and
               (ii) All other entities with which the entity described in subparagraph (4)(i) of this definition would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (group of trades or businesses under common control), as applicable. To identify the group of entities described in the preceding sentence, an ownership threshold of 50% shall be used as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 and the regulations thereunder for determining a controlled group of corporations under Code Section 414(b), and (B) Treasury Regulation § 1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).
     “Specified Employee” means any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined by the Company in accordance with Treasury Regulation § 1.409A-1(i).
     “Trust” means a trust fund established, if any, pursuant to the Article VIII hereof.
     “Trustee” means the corporation or individuals named in the agreement establishing a Trust and such successor and/or additional trustees as may be named in accordance with a trust agreement, if one is established.
     “Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s beneficiary, or the Participant’s dependent (as defined in

Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(B) thereof), (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.
     “Vested Retirement” means the voluntary termination by a Participant who is a Full Time Employee of all employment from the Employer at any time after the Participant is age 55 or older, has at least 10 Years of Service and the sum of age and Years of Service equals at least 70. Calculation of eligibility for Vested Retirement shall be based on whole years of age and Years of Service on the date as of which the calculation is being made. Any partial years shall be disregarded. In no event will the Plan’s Vested Retirement provisions apply to Deferred Cash Compensation Awards granted on or after April 1, 2006.
     “Weighted Average Cost of Funds” means the Company’s weighted average borrowing cost as determined quarterly by the Company’s Treasurer.
     “Years of Service” means the Participant’s years of employment with an Employer. A Participant shall be credited with a Year of Service on each anniversary of the date on which he was first employed with an Employer, provided that the Participant continues to be employed by an Employer on such anniversary date.
     2.2 Word Usage. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural. The words “herein,” “hereof,” “hereinafter” and other conjunctive uses of the word “here” shall be construed as reference to another portion of this Plan document. The terms “Section” or “Article” when used as a cross-reference shall refer to other Sections or Articles contained in the Plan and not to another instrument, document or publication unless specifically stated otherwise.
ARTICLE III.
ELIGIBILITY TO PARTICIPATE
     3.1 Date of Participation. An Eligible Employee shall become a Participant in the Plan as of the date he is granted a Deferred Cash Compensation Award, pursuant to Section 4.1.
     3.2 Change in Employment Status. If any Participant continues in the employ of the Employer or Related Employer but ceases to be an Eligible Employee, the individual shall continue to be a Participant while he remains employed and the Deferred Cash Compensation Award will continue to vest and be paid in accordance with its terms; provided, however, the individual shall not be eligible for new grants of Deferred Cash Compensation Awards on and after the date he is no longer an Eligible Employee.

ARTICLE IV.
DEFERRED CASH COMPENSATION AWARDS
     4.1 Award from Company. From time to time while the Plan is in effect, the Committee may in its absolute discretion select from among Eligible Employees such one or more of them as in the opinion of the Committee should receive a Deferred Cash Compensation Award from the Company. The Committee will also, in its absolute discretion, determine the amount of the Deferred Cash Compensation Award for each Eligible Employee so selected. Notwithstanding the foregoing, Employees of an Employer that is not considered a single employer with the Company under Code Section 414(b) or Code Section 414(c) shall not be eligible to participate in this Plan until the Employer adopts the Plan as a participating employer in accordance with Section 10.9.
     4.2 Agreement. Each Deferred Cash Compensation Award under the Plan shall be evidenced by, and subject to, a timely executed Deferred Compensation Agreement setting forth the terms and conditions of the award.
     4.3 Crediting of Amounts. An Employer shall credit a Participant’s Account with the amount of Deferred Cash Compensation that has been awarded to the Participant in accordance with Section 4.1. Such amount shall be credited to a Participant’s Account on the date specified under the applicable Deferred Compensation Agreement.
     4.4 Interest. A Participant’s Account shall accrue interest (compounded on a daily basis) until paid to the Participant, and shall be credited with interest each day at a per annum interest rate equal to the Company’s Weighted Average Cost of Funds for the calendar quarter ended immediately prior to such day or as otherwise provided in the applicable Deferred Compensation Agreement.
     4.5 Vesting. A Participant’s Deferred Cash Compensation Award shall vest in accordance with a schedule established by the Committee, in its sole and absolute discretion, and as described in the applicable Deferred Compensation Agreement. The schedules established by the Committee for each Deferred Cash Compensation Award may differ among Participants.
     4.6 Distribution. The distribution of any vested portion of a Deferred Cash Compensation Award shall be as provided in the applicable Deferred Compensation Agreement, subject to the provisions of Article VI below.
     4.7 Forfeiture. Subject to Sections 4.8, 4.9 and 4.10 below and except as otherwise provided in a Deferred Compensation Agreement or as otherwise determined by the Committee, any unvested portion of an Account attributable to a Deferred Cash Compensation Award shall be immediately forfeited automatically upon termination of employment of the Participant for any reason other than death or Disability, or, with respect to Deferred Cash Compensation Awards granted prior to April 1, 2006, Vested Retirement.
     4.8 Death, Disability or Vested Retirement. Notwithstanding Section 4.5 to the contrary, unless (i) otherwise expressly provided in the applicable Deferred Compensation Agreement or (ii) previously forfeited under Section 4.7, in the event of the Participant’s death or

Disability while employed by an Employer or, with respect to Deferred Cash Compensation Awards granted prior to April 1, 2006, Vested Retirement, each Deferred Cash Compensation Award granted to such Participant shall become immediately vested in its entirety.
     4.9 Change in Control. In the event of a Change in Control during a Participant’s employment with the Employer, each Deferred Cash Compensation Award granted under this Plan to the Participant shall become immediately vested and payable and shall be paid in a lump sum in cash (regardless of the otherwise applicable distribution and vesting provided for under the Deferred Compensation Agreement or the terms of the Deferred Cash Compensation Award) unless otherwise expressly provided in such Deferred Compensation Agreement or Deferred Cash Compensation Award.
     4.10 Employee Directors. An Employee Director’s entire Deferred Cash Compensation Award will vest in full on the date the Employee Director ceases to be both a Director and an Employee.
ARTICLE V.
PARTICIPANT ACCOUNTS
     5.1 Participant Accounts. The Company will establish and maintain an Account for each Participant to which shall be credited all Employer contributions and any earnings attributable to the Participant’s Account. The Committee will establish and maintain such other accounts and records as it decides in its discretion to be reasonably required or appropriate in order to discharge its duties under the Plan. Participants will be furnished statements of their Account values at least once each Plan Year.
     5.2 Accounting for Distributions. As of any date of a distribution to a Participant or a Beneficiary hereunder, the distribution to the Participant or to the Participant’s Beneficiary(ies) shall be charged to the Participant’s Account.
ARTICLE VI.
DISTRIBUTION OF BENEFITS
     6.1 General. Except as otherwise provided in Section 6.2, amounts credited to a Participant’s Account in respect of a Deferred Cash Compensation Award shall be paid in a lump sum cash distribution as soon as administratively practicable but no later than 60 days following the date on which the payment is no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A; provided, however, that payment may be made at a later date for administrative reasons to the extent permitted by Code Section 409A; provided, further, that the Participant shall not be permitted, directly or indirectly, to designate the calendar year of the payment.
     6.2 Deferral.
          (a) With the approval of the Committee, amounts credited to a Participant’s Account in respect of a Deferred Cash Compensation Award may be deferred and paid in a form of distribution authorized by the Committee, which may include installments or a lump sum distribution. The Committee may permit selected Participants to elect to defer payment of a Deferred Cash Compensation Award in accordance with the provisions of this Section 6.2 and such other procedures as may be established by the Committee. The Committee also may specify in a Deferred Cash Compensation Award or the terms of the Deferred Compensation Agreement that payment of amounts credited to a Participant’s Account in respect of a Deferred Cash Compensation Award will be deferred. Any deferred payment pursuant to a Deferred Cash Compensation Award, whether elected by the Participant or specified by the Deferred Compensation Agreement or the terms of the Deferred Cash Compensation Award, may be forfeited if and to the extent that the Deferred Compensation Agreement or the terms of the Deferred Cash Compensation Award so provide. Any such deferral of payment will be made in accordance with the following:
          (i) Initial Deferral Elections by Participants. Except as otherwise provided in this Section 6.2, the Participant must make a written, irrevocable election as to deferral of payment in respect of a Deferred Cash Compensation Award and the time and form of such payment on or before the deadline established by the Committee, which shall be no later than:
                    (A) December 31st of the calendar year preceding the calendar year during which the Participant will commence performing the services giving rise to the Deferred Cash Compensation Award subject to the deferral election; or
                    (B) for the first year in which the Participant becomes eligible to participate in the Plan, 30 days after the date the Participant first becomes eligible to participate in the Plan, provided that such an election will only be effective with respect to the portion of the Deferred Cash Compensation Award related to services performed after the election.
          (ii) Initial Participant Deferral Elections for Performance-Based Compensation. In the event that the Committee determines that a deferral election may be made with respect to a Deferred Cash Compensation Award that is Performance-Based Compensation (as defined below), an eligible Participant may make a written, irrevocable election as to deferral of payment in respect of the Deferred Cash Compensation Award and the time and form of such payment on or before the deadline established by the Committee, which shall not be later than 6 months before the end of the performance period.
          For purposes of this subparagraph, “Performance-Based Compensation” means a Deferred Cash Compensation Award, the amount of which, or the entitlement to which, is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treasury Regulation § 1.409A-1(e).  Performance criteria are considered preestablished if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established.
          For a Participant to be eligible to make a deferral election in accordance with this subparagraph, the Participant must have performed services continuously from the later of (A) the beginning of the performance period for the Performance-Based Compensation or (B) the date upon which the performance criteria with respect to the Performance-Based Compensation are established, through the date on which the Participant makes the deferral election.  In addition, in no event may a deferral election under this subparagraph be made after the Performance-Based Compensation has become readily ascertainable within the meaning of Treasury Regulation § 1.409A-2(a)(8).
          (iii) Initial Participant Deferral Elections for Fiscal Year Compensation. In the event that the Committee determines that a deferral election may be made with respect to a Deferred Cash Compensation Award that is Fiscal Year Compensation (as defined below), the Participant may make a written, irrevocable election as to the deferral of payment in respect of the Deferred Cash Compensation Award and the time and form of such payment on or before the deadline established by the Committee, which shall not be later than the close of the Employer’s fiscal year immediately preceding the first fiscal year in which any services are performed for which the Deferred Cash Compensation Award is payable.  For purposes of this subparagraph, the term “Fiscal Year Compensation” means a Deferred Cash Compensation Award relating to a period of service coextensive with one or more consecutive fiscal years of the Employer, of which no amount is paid or payable during the fiscal year(s) constituting the period of service.
          (iv) Initial Participant Deferral Elections for Short-Term Deferrals. If a Participant has a legally binding right to a Deferred Cash Compensation Award under the Plan or a payment under a Deferred Cash Compensation Award in a subsequent calendar year that, absent a deferral election, would be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) and the Committee determines that a deferral election may be made with respect to payment in respect of the Deferred Cash Compensation Award, the Participant may make a written, irrevocable election to defer such payment in accordance with the requirements of subparagraph (vii) of this Section 6.2(a), applied as if the payment were a deferral of compensation and the scheduled payment date for the payment were the date the substantial risk of forfeiture lapses. The Committee may provide in the deferral election that the deferred payment will be payable upon a Change in Control without regard to the five-year additional deferral requirement in subparagraph (vii) of this Section 6.2(a).
          (v) Initial Participant Deferral Elections for Compensation Subject to a Risk of Forfeiture. If a Participant has a legally binding right to a Deferred Cash Compensation Award under the Plan or payment in respect of a Deferred Cash Compensation Award in a subsequent year and the payment of or under the

Deferred Cash Compensation Award is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit the Participant to make a written, irrevocable election to defer such payment no later than the 30th day after the Participant obtains the legally binding right to the payment, provided that the election is made at least 12 months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treasury Regulation § 1.409A-2(a)(5). For purposes of this subparagraph, a condition will not be treated as failing to require the Participant to continue to provide services for a period of at least 12 months from the date the Participant obtains the legally binding right merely because the condition immediately lapses upon Disability or death of the Participant or upon a Change in Control. However, if the Participant’s Disability or death or a Change in Control event occurs before the end of such 12-month period, a deferral election under this subparagraph will be effective only if it would be permissible under another subparagraph of this Section 6.2(a).
          (vi) Deferrals by Committee. If a Deferred Cash Compensation Award is made that provides for the deferral of compensation for services performed during a Participant’s taxable year and the Participant is not given an opportunity to elect the time or form of payment of the Deferred Cash Compensation Award, the Committee must designate the time and form of payment no later than the time the Participant first has a legally binding right to the Deferred Cash Compensation Award or, if later, the time the Participant would be required under this Section 6.2(a) to make such an election if the Participant were provided such an election.
          (vii) Subsequent Participant Deferral Elections. Notwithstanding the foregoing provisions of this Section 6.2(a), with approval of the Committee, a Participant may elect to further delay payment in respect of a Deferred Cash Compensation Award or change the form of payment if:
                    (A) the election will not take effect until at least 12 months after the date on which the election is made;
                    (B) for any payment not made on account of death or Disability, the payment is deferred for a period of not less than five years from the date the payment would otherwise have been paid and not later than the Maximum Deferral Date; and
                    (C) any election related to a payment to be made at a specified time or pursuant to a fixed schedule must be made not less than 12 months before the date the payment is scheduled to be paid.
Notwithstanding the foregoing or any other provision of this Plan to the contrary, the Committee may permit Participants to make new payment elections on or before December 31, 2008, with respect to the time and/or form of payment in respect of a Deferred Cash Compensation Award, provided that the election applies only to amounts that would not otherwise be payable in the year in which the election is made and does not cause an amount to be paid in the year in which the election is made that would not otherwise be payable in that year.
     (viii) Acceleration of Payments. Notwithstanding any provision of this Plan, a Deferred Compensation Agreement or a deferral election to the contrary, the Committee, in its discretion, may accelerate payment in respect of a Deferred Cash Compensation Award in accordance with the provisions of Treasury Regulation § 1.409A-3(j)(4)(ii) through (xiv).
     (ix) Delay of Payments. Notwithstanding any provision of this Plan, an Award Agreement or a deferral election to the contrary, payment in respect of a Deferred Cash Compensation Award may be delayed by the Committee under the circumstances described in Treasury Regulation § 1.409A-2(b)(7), provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis.
     (b) Permissible Payment Events/Times. The Committee may specify any one or more of the following as an event upon or a time at which payment of the vested portion of a Deferred Cash Compensation Award may be made pursuant to a deferral election under Section 6.2(a): (i) Separation from Service, (ii) Disability, (iii) death, (iv) a specified date or pursuant to a fixed schedule, (v) Unforeseeable Financial Emergency, or (vi) a Change in Control. The Committee may provide for payment upon the earliest or latest of more than one such event or time.
     (c) Time of Payment. The payment date with respect to payment of a Deferred Cash Compensation Award that is deferred under Section 6.2(a) shall be the permissible payment event or time under Section 6.2(b) designated by the Participant or the Committee, as applicable, in accordance with Section 6.2(a). Payment in respect of a Deferred Cash Compensation Award shall be made within 60 days following the payment date; provided, however, that payment may be made at a later date for administrative reasons to the extent permitted by Code Section 409A; provided, further, that the Participant shall not be permitted, directly or indirectly, to designate the calendar year of the payment.
     (d) Specified Employees. Any provision of the Plan to the contrary notwithstanding, if any payment in respect of a Participant’s Award provides for a deferral of compensation under Code Section 409A and the Participant is a Specified Employee as of the date of his or her Separation from Service, no payment on account of the Participant’s Separation from Service may be made with respect to such Participant before the date that is six months after the Participant’s Separation from Service (or, if earlier than the end of the six-month period, the date of the Participant’s death). In such case, any payment that would be made within such six-month period will be accumulated and paid in a single lump sum on the earliest business day that complies with the requirements of Code Section 409A.

     6.3 Distributions In the Event of the Participant’s Death. If a Participant dies before the distribution of his Account has commenced, or before such distribution has been completed, his designated Beneficiary or Beneficiaries will be entitled to receive, to the extent vested, the balance or remaining balance of his Account, plus any amounts thereafter credited to his Account, in a lump sum as soon as administratively practicable after the Participant’s date of death and satisfaction of this Section 6.3. The distribution date upon a Participant’s death shall be the date of the Participant’s death; provided, however, that distribution may be made at a later date for administrative reasons to the extent permitted by Code Section 409A; provided, further, that the Beneficiary or Beneficiaries shall not be permitted, directly or indirectly, to designate the calendar year of the distribution.
     If a Participant is married, his Beneficiary is his spouse at the time of his death. A Participant may designate a Beneficiary or Beneficiaries other than his spouse, provided that the Participant’s spouse either consents to such designation or the Participant establishes to the satisfaction of the Committee that the spouse’s consent cannot be obtained because the spouse cannot be located. Spousal consent must be in writing, must acknowledge the effect of the designation, and must be witnessed by a Plan representative or a notary public. Any consent by a spouse (or the establishment that a spouse cannot be located) shall be valid only with respect to that spouse. The designation of a nonspousal Beneficiary or a change in any prior designation of Beneficiary or Beneficiaries shall be made by giving notice to the Committee on a form designated by the Committee.
     If a Participant is not married, he may designate a Beneficiary or Beneficiaries or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Committee on a form designated by the Committee.
     If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form. Distributions shall be made in lump sum payments in cash as soon as administratively practicable following the Committee’s receipt of notice of the Participant’s death.
     A copy of the death notice or other sufficient documentation must be filed with and approved by the Committee. If upon the death of the Participant there is, in the opinion of the Committee, no designated Beneficiary for part or all of the Participant’s vested Account, such amount will be paid to his surviving spouse or, if none, to his estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan). If a Beneficiary dies after benefits to such Beneficiary have commenced, but before they have been completed, and, in the opinion of the Committee, no person has been designated to receive such remaining benefits, then such benefits shall be paid to the deceased Beneficiary’s estate.
     6.4 Withdrawals in the Event of an Unforeseeable Financial Emergency. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee, in the manner and form specified by the Committee, to receive a partial or full distribution of his vested Account. A payout under this section shall not exceed the lesser of the vested balance in the Participant’s Account or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. Approval of such a request shall be made by the Committee in its sole discretion. Any such withdrawal shall be made on a pro rata basis from any subaccounts established under a Participant’s Account.
     6.5 Notice to Trustee. The Committee will notify the Trustee, if applicable, in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan. The Committee’s notice shall indicate the form, amount and frequency of benefits that such Participant or Beneficiary shall receive.
ARTICLE VII.
AMENDMENTS AND TERMINATION
     7.1 Amendment by Company. The Company, by action of the Committee, reserves the authority to amend the Plan at any time and in any manner, except that no amendment shall apply retroactively to alter the rights of Participants (or, following the Particpants’ death, their Beneficiaries) with respect to past deferrals, nor shall any such amendment divest any Participant (or, following the Participant’s death, his Beneficiaries) of any deferral made prior to the amendment. Amendments may be made as necessary or appropriate to enable the Plan to satisfy the applicable requirements of the Code or ERISA or to conform the Plan to any change in federal law or to any regulations or ruling thereunder.
     7.2 Plan Termination. The Company has adopted the Plan with the intention and expectation that the Plan will be continued indefinitely. However, the Company has no obligation or liability whatsoever to maintain the Plan for any length of time and may discontinue contributions under the Plan or, by action of the Committee, terminate the Plan at any time. In the event of such discontinuance, Accounts of Participants maintained under the Plan at the time of termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan; provided, however, that the Company reserves the right to distribute to each Participant the total amount deferred, including accrued interest, of the Participant’s Account upon Plan termination, to the extent permitted under Code Section 409A.
ARTICLE VIII.
TRUST
     8.1 Establishment of Trust. Benefits hereunder shall constitute an unfunded, general obligation of the Company. The Company may, but shall not be required to, establish a Trust between the Company and the Trustee, in accordance with the terms and conditions as set forth in a separate agreement, under which assets are held, administered and managed, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, until paid to Participants and their Beneficiaries as specified in the Plan. Any such Trust shall be treated as a grantor trust under the Code, and the establishment of any such Trust is not intended to cause Participants to realize current income on amounts contributed thereto. If a Trust is established under this Section 8.1, then benefits may be paid by the Company or from the Trust.
     8.2 Funding. Notwithstanding the ability or obligation, as applicable, of the Company to establish a Trust under this Article VIII, or to take other action to create reserves or funds, benefits under this Plan shall constitute an unfunded and unsecured promise to pay benefits. A Participant and his Beneficiary(ies) shall be general creditors of the Company with respect to the payment of any benefit under this Plan.
ARTICLE IX.
PLAN ADMINISTRATION
     9.1 Powers and Responsibilities of the Committee. The Committee has the full power and discretion and the full responsibility to interpret the Plan and to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Committee’s powers and responsibilities include, but are not limited to, the following:
          (a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
          (b) To interpret the Plan, its interpretation thereof in good faith and discretion to be final and conclusive on all persons claiming benefits under the Plan;
          (c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
          (d) To administer the claims and review procedures specified in Section 9.2;
          (e) To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;
          (f) To determine the person or persons to whom such benefits will be paid;
          (g) To authorize the payment of benefits;
          (h) To comply with the reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA;
          (i) To designate such persons (which may include Employees of the Company), counsel, accountants, and consultants as may be required to assist in administering the Plan; and
          (j) To allocate and delegate its responsibilities, including the formation of any other committees as appropriate to the administration of the Plan.
9.2 Claims and Review Procedures.
          (a) If any person believes he is entitled to any rights or benefits under the Plan, such person may file a claim in writing with the Committee, which shall be in appropriate detail to convey a clear understanding of such claim. If any such claim is wholly or partially denied, the Committee will notify such person of its decision in writing. Such notification will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review, the time limits applicable to such procedures, and a statement of the person’s rights following an adverse benefit determination on review, including a statement of his right to file a lawsuit under ERISA if the claim is denied on appeal. Such notification will be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.
          (b) Within 60 days after the date on which a person receives a notice of denial (or within 60 days after the date on which such denial is considered to have occurred), such person (or his duly authorized representative) may (i) file a written request with the Committee for a review of his denied claim; (ii) review pertinent documents; and (iii) submit issues and comments in writing. The decision on review will be made within 60 days after the request for review is received by the Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Committee to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60-day period). The decision on review shall be in written or electronic form, and include notice of the final determination. If the claim is denied in whole or part, such notice, which shall be in a manner calculated to be understood by the person receiving such notice, shall include (i) the specific reasons for the decision, (ii) the specific references to the pertinent plan provisions on which the decision is based, (iii) a statement that the person is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, (iv) a description of any voluntary appeal procedures offered by the Plan and the person’s right to obtain further information about any such procedures, and (v) a statement of the person’s right to file a lawsuit under ERISA. If the decision on review is not made within such period, the claim will be considered denied.
          (c) Benefits under this Plan will only be paid if the Committee decides, in its discretion, that a person is entitled to them. Moreover, no action at law or in equity shall be brought to recover benefits under this Plan prior to the date the claimant has exhausted the administrative process of appeal available under the Plan.
ARTICLE X.
MISCELLANEOUS
     10.1 Communication to Participants. The Committee shall communicate the terms of the Plan as soon as practicable after an Eligible Employee is designated as a Participant.

     10.2 Limitation of Rights. Neither the establishment of the Plan and, if applicable, the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against the Company, an Employer, the Committee (or its delegates) or Trustee, except as provided herein. The Plan is not an employment contract, and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby.
     10.3 Spendthrift Provision. Except as otherwise provided in Section 10.4, the benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.
     10.4 Spousal Claims. Subject to the provisions of Code Section 409A, any claim against benefits under this Plan for child support, spousal maintenance, alimony, property division or other matrimonial or dependent obligations shall be paid in a single lump sum payment in cash as soon as administratively practicable after the Committee (or its delegate) approves such payment. Except as provided herein, such a claim under this Plan shall be subject to the Plan’s claims procedures, provisions and restrictions.
     10.5 Withholding. Any taxes required to be withheld from distributions or benefits hereunder shall be deducted and withheld by the Employer, benefit provider or funding agent.
     10.6 Facility of Payment. In the event the Committee determines, on the basis of medical reports or other evidence satisfactory to the Committee, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Committee may, but is not obligated to, provide for disbursement of such payments to such person’s spouse or to any person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under applicable state law for the care and control of such recipient. The receipt by any such person or institution of any such payments therefor, and any such payment to the extent thereof, shall discharge the liability of the Plan for the payment of benefits hereunder to such recipient.
     10.7 Overpayment and Underpayment of Benefits. The Committee may adopt, in its sole discretion, whatever rules, procedures and accounting practices that comply with Code Section 409A and are appropriate in providing for the collection of any overpayment of benefits. To the extent permitted by Code Section 409A, if an overpayment is made to a Participant, spouse, other Beneficiary or alternate payee, for whatever reason, the Committee may, in its sole discretion, withhold payment of any further benefits under the Plan until the overpayment has been collected or may require repayment of benefits paid under this Plan, without regard to further benefits to which the person may be entitled and, to the extent deemed necessary by the Committee, in its sole discretion, the Committee may seek repayment of such overpaid amounts through any and all available legal actions, including, but not limited to, filing suit in a court with appropriate jurisdiction. If a Participant, spouse, alternate payee, or other Beneficiary receives an underpayment of benefits, the Committee shall direct that immediate payment be made to make up for the underpayment; provided, however, that such payment shall be made in a manner that complies with Code Section 409A.
     10.8 Governing Law. The Plan will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the State of Texas.
     10.9 Adoption by Related Companies. With the consent of the Committee, any Related Company that is not considered a single employer with the Company under Code Section 414(b) or Code Section 414(c) may adopt the Plan for the benefit of its Employees by written instrument delivered to the Committee.

     IN WITNESS WHEREOF, the Company has executed this amended and restated Plan as evidenced by the signature of its officer affixed hereto, in a number of copies, all of which shall constitute but one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, this 15th day of February, 2008, to be effective as of January 1, 2008.

CENTEX CORPORATION

By:	/s/ Michael S. Albright

Name: Michael S. Albright
Its: Senior Vice President – Administration